Exhibit 99.1
FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:
Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
Mercantile Bank Corporation Reports First Quarter 2011 Results
GRAND RAPIDS, Mich., April 19, 2011 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $1.1 million, or $0.12 per diluted common share, for the first quarter of 2011 compared with a net loss attributable to common shares of $3.0 million, or ($0.35) per diluted common share, for the first quarter of 2010.
Mercantile returned to profitability during the first quarter of 2011 after reporting net losses during 2009 and 2010. A record high net interest margin and a significantly lower provision for loan losses were the key drivers of the improved performance. The decreased provision expense for the quarter reflects lower volumes of loan rating downgrades and nonperforming loans, as well as progress in the stabilization of economic and real estate market conditions and resulting collateral valuations.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, stated, “We are pleased to report first quarter results, our first profitable quarter after two years of quarterly losses. As we’ve stated repeatedly in past quarters, we have been consistently conservative in our approach to credit administration and aggressive with respect to the resolution of problem assets. At the onset of the recession, senior management and the Board of Directors developed strategies to counter the negative impact of the distressed economy and subsequent decline in real estate values. In addition, we restructured our branch network, cut discretionary operating expenses, downsized our loan portfolio, enhanced our deposit product offerings and improved our loan and deposit pricing strategies to preserve and even boost our capital position. Considerable resources have been applied to credit administration and problem asset resolution. The process has been stressful to all concerned — borrowers as well as the Mercantile team — but I have been pleased by the spirit of cooperation that prevailed among and between all constituencies.
“This quarter clearly demonstrates the light at the other side of this lengthy tunnel. Although nonperforming assets remain higher than we would like, significant reductions have been achieved over the past twelve months and evidence of recovery is unmistakable. New additions to the problem loan portfolio were significantly lower this quarter, and loans 30 to 89 days delinquent are virtually zero. We have also been upgrading certain of our existing loans based on the improving credit strength of those borrowers. All of these factors contributed to this quarter’s sharply lower loan loss provision, which we believe is sustainable.
“We are enthused to be emerging from the prolonged stress of this economic cycle in a position of strength. Credit policies and procedures have been honed under the most challenging circumstances, providing for improved profitability of performing loans, a pruned loan portfolio and enhanced risk identification and administration practices. Our net interest margin reached a record high this quarter, despite the $60 million of nonperforming loans remaining in the mix, and we have made substantial reductions to our controllable overhead expenses. Our regulatory capital ratios are strong and improving, and we have improved our liquidity position through dramatically reduced reliance on wholesale funding and higher levels of short-term investments. We believe these enhancements are also sustainable and will contribute to profitability in future quarters.”
Operating Results
Total revenue, consisting of net interest income and noninterest income, was $15.2 million during the 2011 first quarter, down $1.8 million, or 10.4 percent, from the $17.0 million generated during the first quarter of 2010. Net interest income was $13.4 million, down $0.9 million, or 6.0 percent, from the $14.3 million earned in the prior-year first quarter. The decrease in net interest income resulted from a 16.7 percent decline in average earning assets, partially offset by a 39 basis point expansion in the net interest margin.
Noninterest income for the 2011 first quarter was $1.8 million. Excluding first quarter 2010 nonrecurring gains totaling $0.7 million from the sale of SBA-guaranteed commercial loans and tax-exempt securities, first quarter 2011 noninterest income was down $0.2 million, or 10.6 percent, from the comparable prior-year period. The decrease in noninterest income primarily reflects lower rental income from fewer foreclosed properties.
The provision for loan losses was $2.2 million during the first quarter of 2011, compared to $8.4 million for the year-ago quarter. The reduced provision expense reflects several positive factors: a significant decline in total nonperforming loans, a slowdown in loan-rating downgrades, an increase in loan-rating upgrades resulting from improving economic conditions, and progress in the stabilization of real estate valuations in Mercantile’s markets. The allowance for loan losses was 3.49 percent of total loans as of March 31,

2011, compared to 3.59 percent as of December 31, 2010, and 3.35 percent as of March 31, 2010.
Noninterest expense for the 2011 first quarter was $11.6 million, down $0.1 million from the year-ago quarter. Reduced controllable expenses, namely salaries and benefits, occupancy, and furniture and equipment costs, and lower FDIC insurance premiums were substantially offset by increased nonperforming asset costs. Controllable expenses declined $0.5 million, or 7.7 percent, during the first quarter of 2011 compared to the prior-year quarter. FDIC insurance premiums were $0.9 million in the first quarter of 2011, down from $1.2 million in the first quarter of 2010; the lower premiums primarily resulted from a decreased assessment base and rate. Costs associated with the administration and resolution of problem assets (i.e., legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties) totaled $3.1 million during the first quarter of 2011, up $0.6 million, or 23.7 percent, from the year-ago quarter.
Balance Sheet
Total assets as of March 31, 2011 were $1.58 billion, down $55.5 million, or 3.4 percent, from December 31, 2010; total loans declined $55.7 million, or 4.4 percent, over the same time period, to $1.21 billion. Compared to March 31, 2010, total assets declined $326 million, or 17.1 percent, with total loans declining $291 million, or 19.4 percent.
Real estate loans, particularly loans secured by commercial properties, comprise a majority of Mercantile’s loan portfolio. Although the Company has been aggressively down-sizing its real estate exposures, commercial/industrial activity has yet to rebound sufficiently to replace loans secured by real property. At March 31, 2011, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $848 million, or approximately 70 percent of total loans, representing a decline of $163 million, or 16.1 percent, from the $1.01 billion (67.6 percent of total loans) at March 31, 2010.
Non-owner occupied commercial real estate (“CRE”) loans totaled $485 million as of March 31, 2011 (40.2 percent of total loans), a decline of $54.7 million over the past twelve months. Owner-occupied CRE loans were $274 million at first quarter-end 2011, a decline of $42.6 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $90.0 million at March 31, 2011, down $66.1 million since first quarter-end 2010. The commercial and industrial (“C&I”) segment of the loan portfolio was $248 million at March 31, 2011, a decline of approximately $104 million over the past twelve months, in large part reflecting the continued sluggishness in business activity and a corresponding reduction in accounts receivable and inventory financings, as well as significantly reduced requests for new equipment financing.

LOANS SECURED BY REAL ESTATE

($000s)	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Residential-Related:

Vacant Land	$16,321	$17,201	$18,013	$20,351	$20,871
Land Development	27,171	28,147	29,735	29,627	32,199
Construction	4,906	5,621	5,854	6,627	7,872

	48,398	50,969	53,602	56,605	60,942

Comm’l Non-Owner Occupied:
Vacant Land	13,669	14,293	15,416	19,812	22,304
Land Development	16,492	17,807	18,221	18,585	19,058
Construction	10,046	31,827	39,620	52,295	52,107
Commercial Buildings	484,629	489,371	509,777	512,816	539,284

	524,836	553,298	583,034	603,508	632,753

Comm’l Owner Occupied:
Construction	1,404	672	0	1,360	1,651
Commercial Buildings	273,739	282,388	298,846	302,768	316,302

	275,143	283,060	298,846	304,128	317,953

Total	$848,377	$887,327	$935,482	$964,241	$1,011,648

Note — Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.
Mercantile’s liquidity continues to improve as local deposits, especially interest-bearing checking and money market deposit accounts, increase in total dollars and as a percentage of total funding. As of March 31, 2011, total deposits were $1.25 billion, a decline of $20.2 million since year-end 2010 and a reduction of $346 million since year-end 2008. By comparison, local deposits increased $287 million over the past 27 months; they now represent 60.4 percent of total deposits compared to 29.4 percent at December 31, 2008. Approximately 86 percent, or $245 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting new and innovative products, various deposit-gathering initiatives, and enhanced advertising campaigns that have attracted new deposits as well as transfers from maturing time deposit accounts.
Wholesale funds were $572 million, or 40.5 percent of total funds, as of March 31, 2011, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. The $843 million decline in wholesale funding reflects both the shift toward local deposits as well as a $650 million decline in total loans; this allowed Mercantile to reduce brokered deposits and FHLB advances as they matured over the past 27 months and to prepay certain FHLB advances during the fourth quarter of 2010.
Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $57.3 million during the first quarter of 2011. In addition to its short-term investments, Mercantile has approximately $140 million of borrowing capacity through various established lines of credit to meet potential funding needs as well as about $45 million of U.S. Government securities available to sell if needed.

Asset Quality
Nonperforming assets (“NPAs”) at March 31, 2011 were $76.1 million, or 4.8 percent of total assets, compared to $86.1 million as of December 31, 2010, and $117.6 million as of March 31, 2010 (5.3 percent and 6.2 percent of total assets, respectively). This represents a decline of $10.0 million, or 11.6 percent, from the linked quarter-end and a decline of $41.5 million, or 35.3 percent, from the year-ago quarter-end.
Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, added, “Nonperforming assets declined 35 percent from their high point of $117 million reported in the year-ago first quarter, to $76 million for the current quarter, the lowest level of the past two years. We have been consistent throughout this economic downturn in our application of Mercantile’s credit administration and workout policies, and we don’t plan to stop our vigilance as conditions improve. The lessons learned from this cycle have significantly influenced our lending strategies, which we believe will serve us well in future periods. We anticipate that asset quality should continue to improve as the economy gathers strength, with fewer additions to nonperforming assets.”
Nonperforming loans (“NPLs”) totaled $60.2 million as of March 31, 2011, down $9.2 million and $34.3 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined by $0.8 million and $7.2 million, respectively, from the linked and the year-ago quarter-ends. CRE loans represent 53.8 percent of NPLs, or $32.4 million. Investor-owned nonperforming CRE loans account for $22.5 million of total CRE nonperforming loans (4.7 percent of $485 million investor-owned CRE loans), while owner-occupied CRE loans account for $9.9 million (3.6 percent of $274 million owner-occupied CRE loans). Given the nature of collateral and the condition of the economy in general, and real estate markets specifically, progress toward resolution has been slow in both CRE categories, although some acceleration has been noted over the past few quarters.
Progress has also been achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently total $90.0 million, of which $14.4 million, or 16.0 percent, were nonperforming at March 31, 2011. This represents a substantial improvement since March 31, 2010, when $31.1 million, or 19.9 percent, of the $156 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $4.7 million as of March 31, 2011, a decline of $4.4 million since the year-ago quarter-end. Owner-occupied and rental residential NPLs were $8.6 million as of March 31, 2011, up $3.7 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Residential Real Estate:
Land Development	$14,252	$14,547	$16,746	$21,551	$22,781
Construction	2,268	2,333	2,924	10,231	11,425
Owner Occupied / Rental	8,893	9,454	7,251	6,159	5,908

	25,413	26,334	26,921	37,941	40,114

Commercial Real Estate:
Land Development	2,422	2,454	2,277	2,050	3,031
Construction	0	0	0	571	1,238
Owner Occupied	13,389	14,740	15,083	16,216	17,311
Non-Owner Occupied	30,086	34,209	41,725	46,706	46,552

	45,897	51,403	59,085	65,543	68,132

Non-Real Estate:
Commercial Assets	4,728	8,221	6,386	7,049	9,303
Consumer Assets	51	161	5	0	8

	4,779	8,382	6,391	7,049	9,311

Total	$76,089	$86,119	$92,397	$110,533	$117,557

NONPERFORMING LOANS

($000s)	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Past due 90 days or more and accruing interest	$0	$766	$0	$24	$0
Nonaccrual, including troubled debt restructurings	55,444	63,915	64,639	81,543	88,450
Troubled debt restructurings, accruing interest	4,761	4,763	5,862	5,946	6,011

Total	$60,205	$69,444	$70,501	$87,513	$94,461

During the 2011 first quarter, Mercantile added $3.9 million of NPAs to its problem asset portfolio and successfully disposed of $8.5 million through a combination of asset sales, principal pay-downs, and returns to performing status. Loan charge-offs were $4.8 million and foreclosed asset valuation write-downs were $0.6 million. In total, nonperforming assets decreased a net $10.0 million from year-end 2010.
Improvement in asset quality is even more apparent on a year-over-year basis. Since March 31, 2010, Mercantile added $41.5 million of problem assets to its NPA portfolio, successfully disposed of $47.7 million, and charged-off or wrote-down an additional $35.3 million. In total, NPAs declined a net $41.5 million since the year-ago quarter-end. By comparison, Mercantile added $103.9 million of NPAs, successfully disposed of $34.4 million, and charged-off or wrote-down an additional $35.7 million during the twelve-month period ended March 31, 2010. In total, NPAs increased a net $33.8 million from March 31, 2009 to March 31, 2010.

NONPERFORMING ASSETS RECONCILIATION

($000s)	1Q 2011	4Q 2010	3Q 2010	2Q 2010	1Q 2010
Beginning balance	$86,119	$92,397	$110,533	$117,557	$111,658
Additions	3,848	13,602	10,905	13,101	23,054
Returns to performing status	(766)	(1,019)	(7,938)	(1,356)	(811)
Principal payments	(5,555)	(7,217)	(5,422)	(7,332)	(4,242)
Sale proceeds	(2,158)	(5,282)	(1,209)	(2,398)	(5,080)
Loan charge-offs	(4,800)	(4,650)	(12,829)	(8,176)	(6,117)
Valuation write-downs	(599)	(1,712)	(1,643)	(863)	(905)

Total	$76,089	$86,119	$92,397	$110,533	$117,557

Net loan charge-offs were $5.4 million during the first quarter of 2011, or an annualized 1.8 percent of average loans, compared with $5.3 million (1.6 percent annualized) and $6.2 million (1.6 percent annualized) for the linked and prior-year quarters, respectively. Of the $6.0 million in gross charge-offs during the first quarter of 2011, $3.6 million was comprised of specific reserves that were created through provision expense in prior periods.
NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	1Q 2011	4Q 2010	3Q 2010	2Q 2010	1Q 2010
Residential Real Estate:
Land Development	$(2)	$312	$2,115	$1,254	$565
Construction	0	173	93	649	587
Owner Occupied / Rental	1,208	120	1,212	407	326

	1,206	605	3,420	2,310	1,478

Commercial Real Estate:
Land Development	(73)	219	360	674	617
Construction	0	0	0	660	0
Owner Occupied	1,436	976	2,159	726	1,091
Non-Owner Occupied	(40)	2,642	6,805	2,551	1,945

	1,323	3,837	9,324	4,611	3,653

Non-Real Estate:
Commercial Assets	2,794	819	1,517	1,670	1,012
Consumer Assets	126	47	1	(3)	9

	2,920	866	1,518	1,667	1,021

Total	$5,449	$5,308	$14,262	$8,588	$6,152

Capital Position
Shareholders’ equity totaled $127 million as of March 31, 2011, a decrease of $11.4 million, or 8.3 percent, from March 31, 2010; however, regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 13.0 percent as of March 31, 2011 compared to 11.2 percent at March 31, 2010. At March 31, 2011, the Bank had approximately $41.1 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile’s total shares outstanding at first quarter-end were 8,601,117.

In conclusion, Mr. Price commented that Mercantile’s turnaround is still in its early stages. “There is additional upside to be achieved from the continued reduction of problem assets, which should enhance our revenues, further decrease the loan loss provision, and reduce expenses associated with the administration and resolution of problem assets. These improvements in asset quality alone should contribute meaningfully to increased profitability as the economy continues to gather strength. We are also planning for any emerging opportunities in the changing commercial landscape of West and Central Michigan that might provide Mercantile with opportunities for future growth.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
First Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$11,277,000	$6,674,000	$12,606,000
Short-term investments	9,543,000	9,600,000	9,475,000
Federal funds sold	56,068,000	47,924,000	74,352,000

Total cash and cash equivalents	76,888,000	64,198,000	96,433,000

Securities available for sale	207,321,000	220,830,000	212,949,000
Federal Home Loan Bank stock	14,345,000	14,345,000	15,681,000

Loans	1,206,886,000	1,262,630,000	1,497,624,000
Allowance for loan losses	(42,118,000)	(45,368,000)	(50,126,000)

Loans, net	1,164,768,000	1,217,262,000	1,447,498,000

Premises and equipment, net	27,518,000	27,873,000	29,141,000
Bank owned life insurance	47,182,000	46,743,000	45,436,000
Accrued interest receivable	5,885,000	5,942,000	7,057,000
Other real estate owned and repossessed assets	15,884,000	16,675,000	23,096,000
Other assets	17,144,000	18,553,000	25,632,000

Total assets	$1,576,935,000	$1,632,421,000	$1,902,923,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$136,025,000	$112,944,000	$118,391,000
Interest-bearing	1,117,619,000	1,160,888,000	1,301,818,000

Total deposits	1,253,644,000	1,273,832,000	1,420,209,000

Securities sold under agreements to repurchase	80,821,000	116,979,000	98,619,000
Federal Home Loan Bank advances	65,000,000	65,000,000	190,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	11,733,000	11,804,000	16,829,000
Accrued expenses and other liabilities	5,933,000	5,880,000	6,056,000

Total liabilities	1,450,121,000	1,506,485,000	1,764,703,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,138,000	20,077,000	19,896,000
Common stock	173,870,000	173,815,000	173,631,000
Retained earnings (deficit)	(67,693,000)	(68,781,000)	(57,134,000)
Accumulated other comprehensive income (loss)	499,000	825,000	1,827,000

Total shareholders’ equity	126,814,000	125,936,000	138,220,000

Total liabilities and shareholders’ equity	$1,576,935,000	$1,632,421,000	$1,902,923,000

Mercantile Bank Corporation
First Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2011	March 31, 2010
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$16,732,000	$20,406,000
Investment securities	2,391,000	2,743,000
Federal funds sold	30,000	31,000
Short-term investments	6,000	9,000

Total interest income	19,159,000	23,189,000

INTEREST EXPENSE
Deposits	4,634,000	6,497,000
Short-term borrowings	161,000	344,000
Federal Home Loan Bank advances	606,000	1,696,000
Other borrowed money	309,000	346,000

Total interest expense	5,710,000	8,883,000

Net interest income	13,449,000	14,306,000

Provision for loan losses	2,200,000	8,400,000

Net interest income after provision for loan losses	11,249,000	5,906,000

NONINTEREST INCOME
Service charges on accounts	422,000	466,000
Gain on sale of commercial loans	0	220,000
Net gain on sale of investment securities	0	476,000
Other income	1,330,000	1,493,000

Total noninterest income	1,752,000	2,655,000

NONINTEREST EXPENSE
Salaries and benefits	4,371,000	4,665,000
Occupancy	701,000	750,000
Furniture and equipment	303,000	409,000
Nonperforming asset costs	3,098,000	2,504,000
FDIC insurance costs	916,000	1,186,000
Other expense	2,192,000	2,120,000

Total noninterest expense	11,581,000	11,634,000

Income (loss) before federal income tax expense (benefit)	1,420,000	(3,073,000)

Federal income tax expense (benefit)	0	(430,000)

Net income (loss)	1,420,000	(2,643,000)

Preferred stock dividends and accretion	332,000	320,000

Net income (loss) attributable to common shares	$1,088,000	$(2,963,000)

Basic earnings (loss) per share	$0.13	($0.35)
Diluted earnings (loss) per share	$0.12	($0.35)

Average basic shares outstanding	8,599,166	8,501,671
Average diluted shares outstanding	8,884,675	8,501,671

Mercantile Bank Corporation
First Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2011	2010	2010	2010	2010
EARNINGS
Net interest income	$13,449	13,687	13,935	14,421	14,306
Provision for loan losses	$2,200	6,800	10,400	6,200	8,400
Noninterest income	$1,752	2,304	2,289	1,996	2,655
Noninterest expense	$11,581	12,181	11,899	11,442	11,634
Net income (loss) before federal income tax expense (benefit)	$1,420	(2,990)	(6,075)	(1,225)	(3,073)
Net income (loss)	$1,420	(4,953)	(5,357)	(363)	(2,643)
Net income (loss) common shares	$1,088	(5,282)	(5,682)	(684)	(2,963)
Basic earnings (loss) per share	$0.13	(0.62)	(0.67)	(0.08)	(0.35)
Diluted earnings (loss) per share	$0.12	(0.62)	(0.67)	(0.08)	(0.35)
Average shares outstanding	8,599,166	8,516,202	8,507,174	8,505,086	8,501,671
Average diluted shares outstanding	8,884,675	8,516,202	8,507,174	8,505,086	8,501,671

PERFORMANCE RATIOS
Return on average assets	0.28%	(1.21%)	(1.27%)	(0.15%)	(0.63%)
Return on average common equity	3.49%	(15.83%)	(16.14%)	(1.98%)	(8.62%)
Net interest margin (fully tax-equivalent)	3.64%	3.36%	3.33%	3.31%	3.25%
Efficiency ratio	76.19%	76.17%	73.34%	69.69%	68.59%
Full-time equivalent employees	241	242	250	248	251

CAPITAL
Period-ending equity to assets	8.04%	7.71%	7.43%	7.71%	7.26%
Tier 1 leverage capital ratio	9.88%	9.09%	9.15%	9.02%	8.77%
Tier 1 risk-based capital ratio	11.70%	11.17%	10.77%	10.65%	10.02%
Total risk-based capital ratio	12.98%	12.45%	12.04%	11.92%	11.29%
Book value per share	$12.30	12.20	13.23	13.74	13.64
Cash dividend per share	$0.00	0.00	0.00	0.00	0.01

ASSET QUALITY
Gross loan charge-offs	$6,031	5,892	14,499	9,891	6,846
Net loan charge-offs	$5,449	5,308	14,262	8,588	6,152
Net loan charge-offs to average loans	1.79%	1.63%	4.11%	2.35%	1.64%
Allowance for loan losses	$42,118	45,368	43,876	47,738	50,126
Allowance for loan losses to total loans	3.49%	3.59%	3.30%	3.38%	3.35%
Nonperforming loans	$60,205	69,444	70,501	87,513	94,461
Other real estate and repossessed assets	$15,884	16,675	21,896	23,020	23,096
Nonperforming assets to total assets	4.83%	5.28%	5.10%	6.13%	6.18%

END OF PERIOD BALANCES
Loans	$1,206,886	1,262,630	1,329,156	1,410,710	1,497,624
Total earning assets (before allowance)	$1,494,163	1,555,329	1,715,322	1,706,870	1,810,081
Total assets	$1,576,935	1,632,421	1,813,383	1,804,062	1,902,923
Deposits	$1,253,644	1,273,832	1,351,864	1,340,160	1,420,209
Shareholders’ equity	$126,814	125,936	134,734	139,043	138,220

AVERAGE BALANCES
Loans	$1,233,037	1,292,289	1,378,248	1,465,631	1,516,898
Total earning assets (before allowance)	$1,519,304	1,636,471	1,680,362	1,770,391	1,823,828
Total assets	$1,602,882	1,728,375	1,774,671	1,862,526	1,920,751
Deposits	$1,261,590	1,339,149	1,313,902	1,390,397	1,433,091
Shareholders’ equity	$126,412	132,409	139,629	138,907	139,485